Exhibit 99.1

Finish Line Announces Cash Dividend and Annual Meeting of Shareholders Action

INDIANAPOLIS, July 20 -- The Finish Line, Inc. (Nasdaq: FINL) announced today that its Board of Directors has declared a quarterly cash dividend of $0.025 per share of Class A and Class B common stock. The quarterly cash dividend will be payable on September 11, 2006, to shareholders of record on August 25, 2006.

At the Company's Annual Meeting on July 20, 2006 the shareholders elected three Class II directors (Larry J. Sablosky, Bill Kirkendall and William P. Carmichael) to serve on the Board of Directors until the 2009 Annual Meeting. The shareholders also approved the selection of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending March 3, 2007.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 672 Finish Line stores in 48 states and online, 71 Man Alive stores in 16 states and 4 Paiva stores in 4 states and online. To learn more about these brands, visit www.finishline.com, www.manalive.com and www.paiva.com.